As filed with the Securities and Exchange Commission on July 16, 1996
                                              Registration No. 333-
- --------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                            NOFIRE TECHNOLOGIES, INC.
             (Exact name of Registrant as specified in its charter)

            Delaware                                     22-3218682
(State or other jurisdiction of           (I.R.S. Employer Identification No.)
incorporation or organization)


                              21 Industrial Avenue
                      Upper Saddle River, New Jersey 07458
          (Address of principal executive offices, including zip code)


                       AGREEMENT DATED AS OF JULY 9, 1996
                              WITH JEROME M. WENGER
                            (Full title of the plan)


                                    SAM OOLIE
                      Chairman and Chief Executive Officer
                            NOFIRE TECHNOLOGIES, INC.
                              21 Industrial Avenue
                      Upper Saddle River, New Jersey 07458
                                 (201) 818-1616
 (Name, address and telephone number, including area code, of agent for service)


                             ---------------------

                                    Copy to:

                             GERALD H. LITWIN, ESQ.
                             Gerald H. Litwin, P.A.
                               2 University Plaza
                          Hackensack, New Jersey 07601

                             ---------------------

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
  Title of securities          Amount to be            Proposed maximum          Proposed maximum              Amount of
   to be registered             registered            offering price per        aggregate offering         registration fee
                                                            share(1)                   price
- --------------------------------------------------------------------------------------------------------------------------------
Common Stock, par
value $.20 per share           62,500 shares                 $2.25                   $140,625                   $100.00
================================================================================================================================

- --------
(1) Pursuant to Rule 457(h), the maximum offering price per share is calculated based upon the average of the bid and asked price of the Registrant's Common Stock in the over-the-counter market on July 9, 1996.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference.

         The following documents filed with the Securities and Exchange Commission (the "Commission") by NoFire Technologies, Inc. (the "Registrant") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference in this Registration Statement:

         (a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended August 31, 1995, which contains audited financial statements for the most recent year for which such statements have been filed;

         (b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

         (c) The description of the Registrant's common stock, $.20 par value per share (the "Common Stock"), contained in the Registration Statement on Form 8-A (Registration No. 0-19945) filed with the Commission on March 17, 1992 under Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

         All documents and reports filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment to the Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all such securities then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be part hereof commencing on the respective dates on which such documents are filed.


Item 4.  Description of Securities.

         Not Applicable.


Item 5.  Interests of Named Experts and Counsel.

         Not Applicable.

Item 6.  Indemnification of Directors and Officers.

         The Amended and Restated Certificate of Incorporation of the Registrant provides that any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the corporation) by reason of the fact that he is or was a director, officer, incorporator, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, incorporator, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, shall be entitled to be indemnified by the corporation to the full extent then permitted by law against expenses (including attorney's fees), judgments, fines, and amount paid in settlement incurred by him in connection with such action, suit, or proceeding. Such right of indemnification shall continue as to a person who has ceased to be a director, officer, incorporator, employee, or agent and shall inure to the benefit of the heirs and personal representatives of such a person.

         Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another entity. Section 145(a) permissive indemnity may provide indemnification against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145(b) of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any person described in Section 145(a) in an action by or in the right of the corporation provided that he satisfies the conditions set forth in Section 145(a), except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjusted to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for proper expenses. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in the defense of any action or proceeding referred to in Sections 145(a) and (b) or in defense of any claim, issue or matter therein, the corporation shall indemnify him against the expenses (including attorneys' fees) which he actually and reasonably incurred in connection therewith. The indemnification provided pursuant to Section 145 is not deemed to be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote, or otherwise, both as to action in his official capacity and as to action in another capacity, while holding such office.

Item 7.  Exemption from Registration Claimed.

         Not Applicable.

Item 8.  Exhibits.

Exhibit
Number                              Description
- ------                              -----------

 5 Opinion of Gerald H. Litwin, P.A. regarding legality of the Common Stock being registered

 10.1 Agreement dated as of July 9, 1996 between the Registrant and Jerome M. Wenger

 23.1   Consent of Gerald H. Litwin, P.A. (included in Exhibit 5)

 23.2   Consent of Wiss & Company, LLP

 23.3   Consent of Linder & Linder

Item 9.  Undertakings.

The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

         (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

         (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) Include any additional or changed material information on the plan of distribution;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

  (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Upper Saddle River, State of New Jersey, on July 16, 1996.

                            NOFIRE TECHNOLOGIES, INC.

                            By:    /s/ Sam Oolie
                               ------------------------------------------
                                   Sam Oolie
                                   Director, Chairman of the
                                   Board and Chief Executive Officer



         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on July 16, 1996.

      Signature                               Title
      ---------                               -----


    /s/ Sam Oolie                   Director, Chairman of the Board
- ---------------------------------   and Chief Executive Officer
  Sam Oolie                         (Principal Executive Officer)



    /s/ Charles R. Stone            Director, Vice President and Treasurer
- ---------------------------------   (Principal Financial and Accounting Officer)
  Charles R. Stone


    /s/ Samuel Gottfried            Director and President
- ---------------------------------
  Samuel Gottfried


                                    Director
- ---------------------------------
  Bernard J. Koster


    /s/ Gerald H. Litwin            Director
- ---------------------------------
  Gerald H. Litwin


                                    Director
- ---------------------------------
  Robert M. Montague, Jr.


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